THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON OCTOBER 19, 2004 PURSUANT TO A RULE 201 HARDSHIP EXEMPTION.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934*



                            AmeriServ Financial, Inc.

                                (Name of Issuer)



                     Common Stock, par value $2.50 per share

                         (Title of Class of Securities)



                                    03074A102

                                 (CUSIP Number)



                                 October 8, 2004

             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------                                      ---------------------------------------
          CUSIP No. 03074A102                            13G                            Page 2 of 10 Pages
----------------------------------------                                      ---------------------------------------

-------- ------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary)

                  Financial Stocks Capital Partners III L.P.

-------- ------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                                (a) |_|
                                                                                (b) |_|
-------- ------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------- ------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
------------------------- ---------- --------------------------------------- ----------------------------------------
       NUMBER OF          5          SOLE VOTING POWER
         SHARES                                                                               0
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
------------------------- ---------- --------------------------------------- ----------------------------------------
                          6          SHARED VOTING POWER
                                                                                        950,924
------------------------- ---------- --------------------------------------- ----------------------------------------
                          7          SOLE DISPOSITIVE POWER
                                                                                              0
------------------------- ---------- --------------------------------------- ----------------------------------------
                          8          SHARED DISPOSITIVE POWER
                                                                                        950,924
------------------------- ---------- --------------------------------------- ----------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                        950,924
-------- ------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                |_|
-------- ------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           5.7% of 16,772,023 shares of Common Stock outstanding as of October 8, 2004.
-------- ------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*                            PN
-------- ------------------------------------------------------------------------------------------------------------

----------------------------------------                                      ---------------------------------------
          CUSIP No. 03074A102                            13G                            Page 3 of 10 Pages
----------------------------------------                                      ---------------------------------------

-------- ------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary)

                  Finstocks Capital Management, LLC

-------- ------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                                (a) |_|
                                                                                (b) |_|
-------- ------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------- ------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------- ------------------------------------------------------------------------------------------------------------
       NUMBER OF          5          SOLE VOTING POWER
         SHARES                                                                               0
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
------------------------- ---------- --------------------------------------- ----------------------------------------
                          6          SHARED VOTING POWER
                                                                                        950,924
------------------------- ---------- --------------------------------------- ----------------------------------------
                          7          SOLE DISPOSITIVE POWER
                                                                                              0
------------------------- ---------- --------------------------------------- ----------------------------------------
                          8          SHARED DISPOSITIVE POWER
                                                                                        950,924
------------------------- ---------- --------------------------------------- ----------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                        950,924
-------- ------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                |_|
-------- ------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           5.7% of 16,772,023 shares of Common Stock outstanding as of October 8, 2004.
-------- ------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*                            OO
-------- ------------------------------------------------------------------------------------------------------------

----------------------------------------                                      ---------------------------------------
          CUSIP No. 03074A102                            13G                            Page 4 of 10 Pages
----------------------------------------                                      ---------------------------------------

-------- ------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary)

                  Elbrook Holdings, LLC

-------- ------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                                (a) |_|
                                                                                (b) |_|
-------- ------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------- ------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------- ------------------------------------------------------------------------------------------------------------
       NUMBER OF          5          SOLE VOTING POWER
         SHARES                                                                               0
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
------------------------- ---------- --------------------------------------- ----------------------------------------
                          6          SHARED VOTING POWER
                                                                                        950,924
------------------------- ---------- --------------------------------------- ----------------------------------------
                          7          SOLE DISPOSITIVE POWER
                                                                                              0
------------------------- ---------- --------------------------------------- ----------------------------------------
                          8          SHARED DISPOSITIVE POWER
                                                                                        950,924
-------- ------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                        950,924
-------- ------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                |_|
-------- ------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           5.7% of 16,772,023 shares of Common Stock outstanding as of October 8, 2004.
-------- ------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*                            OO
-------- ------------------------------------------------------------------------------------------------------------

----------------------------------------                                      ---------------------------------------
          CUSIP No. 03074A102                            13G                            Page 5 of 10 Pages
----------------------------------------                                      ---------------------------------------

-------- ------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary)

         Steven N. Stein

-------- ------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a) |_|
                                                                                (b) |_|
-------- ------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------- ------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
------------------------- ---------- --------------------------------------- ----------------------------------------
       NUMBER OF          5          SOLE VOTING POWER
         SHARES                                                                               0
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
------------------------- ---------- --------------------------------------- ----------------------------------------
                          6          SHARED VOTING POWER
                                                                                        950,924
------------------------- ---------- --------------------------------------- ----------------------------------------
                          7          SOLE DISPOSITIVE POWER
                                                                                              0
------------------------- ---------- --------------------------------------- ----------------------------------------
                          8          SHARED DISPOSITIVE POWER
                                                                                        950,924
-------- ------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                        950,924
-------- ------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                |_|
-------- ------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           5.7% of 16,772,023 shares of Common Stock outstanding as of October 8, 2004.
-------- ------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*                            IN
-------- ------------------------------------------------------------------------------------------------------------

----------------------------------------                                      ---------------------------------------
          CUSIP No. 03074A102                            13G                            Page 6 of 10 Pages
----------------------------------------                                      ---------------------------------------

-------- ------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary)

         John M. Stein

-------- ------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                                (a) |_|
                                                                                (b) |_|
-------- ------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------- ------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
------------------------- ---------- --------------------------------------- ----------------------------------------
       NUMBER OF          5          SOLE VOTING POWER
         SHARES                                                                               0
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
------------------------- ---------- --------------------------------------- ----------------------------------------
                          6          SHARED VOTING POWER
                                                                                        950,924
------------------------- ---------- --------------------------------------- ----------------------------------------
                          7          SOLE DISPOSITIVE POWER
                                                                                              0
------------------------- ---------- --------------------------------------- ----------------------------------------
                          8          SHARED DISPOSITIVE POWER
                                                                                        950,924
------------------------- ---------- --------------------------------------- ----------------------------------------
9                                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                        950,924
-------- ------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                |_|
-------- ------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           5.7% of 16,772,023 shares of Common Stock outstanding as of October 8, 2004.
-------- ------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*                            IN
-------- ------------------------------------------------------------------------------------------------------------

----------------------------------------                                      ---------------------------------------
          CUSIP No. 03074A102                            13G                            Page 7 of 10 Pages
----------------------------------------                                      ---------------------------------------

---------------------------------------------------------------------------------------------------------------------
ITEM 1(A).  NAME OF ISSUER
---------------------------------------------------------------------------------------------------------------------
AmeriServ Financial, Inc.
---------------------------------------------------------------------------------------------------------------------
ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE
---------------------------------------------------------------------------------------------------------------------
Main and Franklin Streets, P.O. Box 430, Johnstown, Pennsylvania 15907-0430
---------------------------------------------------------------------------------------------------------------------
ITEM 2(A).  NAME OF PERSON FILING
---------------------------------------------------------------------------------------------------------------------
Financial Stocks Capital Partners III L.P.; Finstocks Capital Management, LLC; Elbrook Holdings, LLC; Steven N.
Stein; John M. Stein
---------------------------------------------------------------------------------------------------------------------
ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE
---------------------------------------------------------------------------------------------------------------------
507 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202
---------------------------------------------------------------------------------------------------------------------
ITEM 2(C).  CITIZENSHIP
---------------------------------------------------------------------------------------------------------------------
Delaware; Delaware; Delaware; United States of America; United States of America
---------------------------------------------------------------------------------------------------------------------
ITEM 2(D).  TITLE OF CLASS OF SECURITIES
---------------------------------------------------------------------------------------------------------------------
Common stock, par value $2.50 per share
---------------------------------------------------------------------------------------------------------------------
ITEM 2(E).  CUSIP NUMBER
---------------------------------------------------------------------------------------------------------------------
03074A102
---------------------------------------------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.

ITEM 4.       OWNERSHIP

(a)  Amount beneficially owned.....................             950,924
(b)  Percent of class..............................                 5.7% 1
(c)  Number of shares as to which
     such person has:..............................
   (i)   Sole power to vote or to direct the vote..                   0
   (ii)  Shared power to vote or to direct the vote             950,924
   (iii) Sole power to dispose or to direct
         disposition of............................                   0
   (iv)  Shared power to dispose or to direct
         disposition of............................             950,924

----------
1 Based on 16,772,023 shares of common stock outstanding as of October 8, 2004.

----------------------------------------                                      ---------------------------------------
          CUSIP No. 03074A102                            13G                            Page 8 of 10 Pages
----------------------------------------                                      ---------------------------------------

Financial Stocks Capital Partners III L.P. is the record owner of the shares of the security being reported. Finstocks Capital Management, LLC is the general partner of Financial Stocks Capital Partners III L.P. Finstocks Capital Management, LLC is controlled by Elbrook Holdings, LLC, which is in turn controlled by Steven N. Stein and John M. Stein. Therefore, Finstocks Capital Management, LLC, Elbrook Holdings, LLC, Steven N. Stein and John M. Stein indirectly have the power to vote and dispose of the shares being reported, and, accordingly, may be deemed the beneficial owners of such shares. The foregoing should not be construed in and of itself as an admission by Finstocks Capital Management, LLC, Elbrook Holdings, LLC, Steven N. Stein or John M. Stein as to the beneficial ownership of the shares owned by Financial Stocks Capital Partners III L.P. A Joint Filing Agreement is attached hereto as Exhibit 1.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.       OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

----------------------------------------                                      ---------------------------------------
          CUSIP No. 03074A102                            13G                            Page 9 of 10 Pages
----------------------------------------                                      ---------------------------------------


ITEM 10.      CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October  14, 2004

                              FINANCIAL STOCKS CAPITAL PARTNERS III L.P.

                                   By:  Finstocks Capital Management, LLC
                                       General Partner

                                       By:  Elbrook Holdings, LLC
                                            ------------------------------------
                                            Managing Member

                                            By:   /s/ John M. Stein
                                                 -------------------------------
                                                 John M. Stein
                                                 Managing Member

                              FINSTOCKS CAPITAL MANAGEMENT, LLC

                                   By:  Elbrook Holdings, LLC
                                        ----------------------------------------
                                        Managing Member


                                       By:  /s/ John M. Stein
                                            ------------------------------------
                                            John M. Stein
                                            Managing Member

                              ELBROOK HOLDINGS, LLC

                                   By:   /s/ John M. Stein
                                        ----------------------------------------
                                        John M. Stein
                                        Managing Member



                                       /s/ Steven N. Stein
                              --------------------------------------------------
                              STEVEN N. STEIN



                                       /s/ John M. Stein
                              --------------------------------------------------
                              JOHN M. STEIN

----------------------------------------                                      ---------------------------------------
          CUSIP No. 03074A102                            13G                           Page 10 of 10 Pages
----------------------------------------                                      ---------------------------------------


EXHIBIT 1

                             JOINT FILING AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13G to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Dated:  October 14, 2004

                             FINANCIAL STOCKS CAPITAL PARTNERS III L.P.

                                  By:  Finstocks Capital Management, LLC
                                       ----------------------------------------
                                       General Partner

                                      By:  Elbrook Holdings, LLC
                                           ------------------------------------
                                           Managing Member

                                           By:    /s/ John M. Stein
                                                 ------------------------------
                                                 John M. Stein
                                                 Managing Member

                             FINSTOCKS CAPITAL MANAGEMENT, LLC

                                  By:  Elbrook Holdings, LLC
                                       ----------------------------------------
                                       Managing Member


                                      By:   /s/ John M. Stein
                                           ------------------------------------
                                           John M. Stein
                                           Managing Member

                             ELBROOK HOLDINGS, LLC

                                  By:   /s/ John M. Stein
                                       ----------------------------------------
                                       John M. Stein
                                       Managing Member



                                      /s/ Steven N. Stein
                             --------------------------------------------------
                             STEVEN N. STEIN



                                      /s/ John M. Stein
                             --------------------------------------------------
                             JOHN M. STEIN